EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, and 2000 International Employee Stock Purchase Plan of Portal Software, Inc. of our report dated February 17, 2003, with respect to the consolidated financial statements and schedule of Portal Software, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

May 2, 2003